Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the issuance of certain shares of common stock of Washington Prime Group Inc., of our report dated April 21, 2014 (except Note 10, as to which the date is October 27, 2014), included in the Proxy Statement of Washington Prime Group, Inc. that is made a part of the Registration Statement (Form S-4 No. 333-199626) and Prospectus of Washington Prime Group, Inc., for the registration of shares of its common and preferred stock.

/s/ Ernst & Young LLP

Indianapolis, Indiana

January 15, 2015